EXHIBIT 5.1

     [Miller & Martin LLP Letterhead]

May 31, 2001

Main Street Banks Banks, Inc.
676 Chastain Road
Kennesaw, Georgia 30144

  Re:  Main Street Banks, Inc. issuance of shares in connection with merger of Williamson/Musselwhite Acquisition Corp., Williamson Insurance Agency, Inc. and Williamson & Musselwhite Insurance Agency, Inc.

Ladies and Gentlemen:

    We are acting as counsel to Main Street Banks, Inc., formerly known as First Sterling Banks, Inc. (the "Company"), a Georgia corporation, and in such capacity we are familiar with certain corporate action taken by the Company in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated September 26, 2000, between the Company, Williamson/Musselwhite Acquisition Corp., a wholly-owned subsidiary of the Company ("WMAC"), Williamson Insurance Agency, Inc. ("WIA"), Williamson & Musselwhite Insurance Agency, Inc. ("WMIA"), H. Brewster Williamson III and Billy D. Musselwhite, which provided for the merger of WMAC and WMIA into WIA, with WIA as the surviving entity and becoming a wholly-owned subsidiary of the Company (the "Merger").

    The terms of the Merger Agreement provide for the outstanding shares of WIA and WMIA owned by the shareholders to be converted into the right to receive 399,137 shares of Company stock ("Company Stock").

    We have examined the Merger Agreement and such other documents as we have reasonably deemed necessary to furnish this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates and representations of officers and representatives of the Company and appropriate federal, state and local officials.

    Based upon the foregoing and upon our examination of such documents and matters of law as we have deemed relevant, we are of the opinion that the shares of Company Stock issued pursuant to the Merger were duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the inclusion of this opinion as Exhibit 5.1 thereto.

                      Very truly yours,

                      MILLER & MARTIN LLP

                      /s/  Miller & Martin LLP